SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                                 Intrusion Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    46121E205
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

CUSIP No. 46121E205
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Titan Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     877,696

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     877,696

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     877,696

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%

12.  TYPE OF REPORTING PERSON

     IA, OO

CUSIP No. 46121E205
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TCMP3 Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     877,696

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     877,696

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     877,696

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 46121E205
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Walter Schenker

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     69,912

6.   SHARED VOTING POWER

     877,696

7.   SOLE DISPOSITIVE POWER

     69,912

8.   SHARED DISPOSITIVE POWER

     877,696

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     947,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.2%

12.  TYPE OF REPORTING PERSON

     IN, HC

CUSIP No. 46121E205
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven Slawson

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     877,696

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     877,696

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     877,696

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%

12.  TYPE OF REPORTING PERSON

     IN, HC

CUSIP No.   46121E205
            ---------------------

Item 1(a).  Name of Issuer:

            Intrusion Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1101 East Arapaho Road, suite 200
            Richardson, Texas 75081
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Titan Capital Management, LLC
            TCMP3 Partners, L.P.
            Walter Schenker
            Steven Slawson
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Titan Capital Management, LLC
            TCMP3 Partners, L.P.
            Walter Schenker
            Steven Slawson

            7 Century Drive, Suite 201
            Parsippany, NJ 07054
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Titan Capital Management, LLC - Delaware
            TCMP3 Partners, L.P. - Delaware
            Walter Schenker - USA
            Steven Slawson - USA
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            46121E205
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Titan Capital Management, LLC - 877,696
         TCMP3 Partners, L.P. - 877,696
         Walter Schenker - 947,608
         Steven Slawson - 877,696
         -----------------------------------------------------------------------

     (b) Percent of class:

         Titan Capital Management, LLC - 7.6%
         TCMP3 Partners, L.P. - 7.6%
         Walter Schenker - 8.2%
         Steven Slawson - 7.6%
         -----------------------------------------------------------------------

     (c) Number of shares as to which Titan Capital Management, LLC has:

         (i)   Sole power to vote or to direct the vote                      0
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote              877,696
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                          877,696
                                                                 --------------.

         Number of shares as to which TCMP3 Partners, L.P. has:

         (i)   Sole power to vote or to direct the vote                      0
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote              877,696
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                          877,696
                                                                 --------------.

         Number of shares as to which Walter Schenker has:

         (i)   Sole power to vote or to direct the vote                 69,912
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote              877,696
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                           69,912
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                          877,696
                                                                 --------------.

         Number of shares as to which Steven Slawson has:

         (i)   Sole power to vote or to direct the vote                      0
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote              877,696
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                          877,696
                                                                 --------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

                                        February 4, 2008
                                        ----------------------------------------
                                                        (Date)

                                        Titan Capital Management, LLC*

                                        By: /s/ Steven Slawson
                                        ----------------------------------------
                                        Managing Member

                                        TCMP3 Partners, L.P.
                                        by TCMP3 Capital, L.L.C.
                                        as general partner

                                        By: /s/ Steven Slawson
                                        ----------------------------------------
                                        Managing Member

                                        /s/ Walter Schenker*
                                        ----------------------------------------
                                        Walter Schenker


                                        /s/ Steven Slawson*
                                        ----------------------------------------
                                        Steven Slawson


* The Reporting Persons disclaim their beneficial ownership in the securities reported herein except to the extent of their pecuniary interest.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 4, 2008 relating to the Common Stock, par value $0.01, of Intrusion Inc. shall be filed on behalf of the undersigned.


                                        Titan Capital Management, LLC

                                        By: /s/ Steven Slawson
                                        ----------------------------------------
                                        Managing Member

                                        TCMP3 Partners, L.P.
                                        by TCMP3 Capital, L.L.C.
                                        as general partner

                                        By: /s/ Steven Slawson
                                        ----------------------------------------
                                        Managing Member

                                        /s/ Walter Schenker
                                        ----------------------------------------
                                        Walter Schenker

                                        /s/ Steven Slawson
                                        ----------------------------------------
                                        Steven Slawson




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